EXHIBIT 10.13

3-D SEISMIC ACQUISTION AND DEVELOPMENT OPTION AGREEMENT

STATE: Louisiana

PARISH: Assumption

OPTIONOR:	Cruciform Properties LLC
P.O. Box 10086 College Station, Texas 77842

OPTIONEE:	Lafayette Energy Corp
383 Corona St. #635 Denver, CO 80218

EFFECTIVE DATE: December 16, 2022

WHEREAS, Optionor, named above, owns certain rights to a 3-D seismic survey data along with reprocessed data and analysis covering a 51.996 square mile area, more or less, known as the Napoleonville Field located in Assumption Parish, Louisiana (the reprocessed data and analysis of the 3-D Seismic Survey shall hereinafter be referred to as the “Data”), as further described in Exhibit “A” (the 51.996 square mile area shall hereinafter be referred to as the “Napoleonville Field”);

WHEREAS, Optionor desires to grant Optionee, named above, the right to use the Data during the Option Period (as defined below), for the sole purpose of evaluating potential prospects within the Napoleonville Field in order to determine whether to exercise its option to become a party to a Development Agreement (as defined herein below); and

WHEREAS, Optionor and the Optionee may each be referred herein as a “Party,” and together the “Parties” to this 3-D Seismic Acquisition and Development Option Agreement (this “Agreement”).

NOW, THEREFORE, in consideration for the covenants, and agreements made by the Parties hereto, together with Optionee’s payment of the Option Fee as provided herein below, the Parties hereby agree as follows:

1. Option and Payment of the Option Fee. In exchange for $15,000.00 in cash consideration (the “Option Fee”), Optionor grants Optionee, for a term of four (4) months from the Effective Date (the “Option Period”), the non-exclusive right to use the Data as more particularly set forth on Exhibit “B” to this Agreement for the sole purpose of evaluating potential prospects within the Napoleonville Field in order to determine whether to exercise its the option, but not the obligation, to enter into a development agreement with respect to the Napoleonville Field (a “Development Agreement”) on the terms and conditions as set forth on Exhibit “B” to this Agreement together with such other terms and conditions in that the Parties may mutually agree or that may be included in a development agreement covering the Napoleonville Field executed by Optionor and a third party prior to the end of the Option Period (the “Agreement Terms”). For avoidance of doubt, it is contemplated that Optionor and Optionee together with one other party shall become parties to the Development Agreement with each of Optionee and the other party each owning a minimum fifty percent (50%) before payout working interest in any leases acquired by the Parties within the Napoleonville Field.

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2. Failure to Exercise the Option. If Optionee does not timely exercise the option as set forth in Section 1 hereinabove, then the Option Fee shall be retained by Optionor and Optionee shall immediately return all such Data provided by Optionor and destroy all copies, notes, and other reproductions and analysis of the Data, and shall evidence such destruction by an affidavit signed by an officer of Optionee.

3. Remedies for Breach by Optionor. In the case of breach of this Agreement by Optionor, Optionee shall be entitled to a full refund of the Option Fee paid to Optioner as liquidated damages as its sole and exclusive remedy; provided however, upon receiving the refund, Optionee must return all Data provided by Optioner and destroy all copies, notes, and other reproductions and analysis of the Data, and shall evidence such destruction by an affidavit signed by an officer of Optionee. During the Option Period, Optionor agrees not to enter into any other agreements which would prevent Optionee from exercising this option and becoming a party to the Development Agreement with no less than a fifty percent (50%) before payout working interest on the leases to be acquired by the Parties in the of the Napoleonville Field.

4. Exercise of the Option, Payment of the Option Payment. Should Optionee elect, within the Option Period, to exercise its option to enter into a Development Agreement, Optionee shall notify Optionor in writing (electronic mail acceptable) of its election, and within thirty (30) business days from Optionee’s election: (i) if Optionee has already entered into a Development Agreement with a third party covering the Napoleonville Field and containing the Agreement Terms, Optionee shall execute a joinder agreement thereby agreeing to become a party to such Development Agreement and assuming the rights and obligations thereto; or (ii) if a Development Agreement has not been entered into by Optionor with a third party, the Parties shall negotiate a mutually acceptable Development Agreement that includes the Agreement Terms, and (iii) within five (5) days after the Optionee’s execution of either the joinder agreement or the Development Agreement, Optionee shall tender to Optionor, in the form of a cashier’s check or wire transfer, payable to Optionor, the amount of $150,000 less the Option Fee previously paid to Optionor (the “Option Payment”).

5. Failure to Execute the Development Agreement or Pay the Option Payment. In the event Optionee (i) does not timely notify Optionor in writing (electronic mail acceptable) of its election to exercise the option within the Option Period, or (ii) if following delivery of such timely notification, the joinder agreement or the Development Agreement, as applicable, is not timely entered into by the Parties and/or the Option Payment is not made to Optionor within five (5) days following the execution of the joinder agreement or the Development Agreement, as applicable, then in case of (i) above, the option together with this Agreement, shall terminate and be of no force and effect, and in case of (ii) the option, together with this Agreement and any joinder agreement or Development Agreement, as applicable, shall terminate and be of no force and effect as between the Parties. In either case of (i) or (ii) above, Optionor and Optionee, shall have no further obligations or liability to each other; provided, (A) Optionee shall be required to return all Data provided by Optioner and destroy all copies, notes, and other reproductions and analysis of the Data, and shall evidence such destruction by an affidavit signed by an officer of Optionee, and (B) in the event of Optionor’s breach of this Agreement, Optionee shall be entitled to a full refund of the Option Fee paid to Optioner as liquidated damages as its sole and exclusive remedy.

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6. Notices. Any notice, request, demand or consent required or permitted to be given hereunder shall be in writing and delivered in person, by prepaid overnight‑delivery service or by email, addressed to the Party for whom intended at the following addresses:

Optionee:	Optioner:
Lafayette Energy Corp	Cruciform Properties LLC
383 Corona St. #635	P.O. Box 10086
Denver, CO 80218	College Station, Texas 77842
Attn: Michael L. Peterson	Attn: Kyle Long
Email: michael@lafayetteenergycorp.com	Email: kyle.cform@gmail.com

or at such other address as any of the above shall specify by notice to others.

Receipt of a writing delivered in person or by pre-paid overnight delivery service shall be deemed received at the time such writing is actually received at the proper address. Receipt of a writing delivered by email shall be deemed received when the intended recipient acknowledges receipt via email.

7. Confidentiality. The Data is subject to an existing Seismic License Agreement which contains confidentiality provisions concerning the Data and any copies, reproductions thereto. Prior to disclosure of such Data in accordance with this Agreement, Optionee shall enter into a confidentiality agreement in the form of Exhibit “C”, (the “Confidentiality Agreement”) and further agrees to keep the Data confidential in accordance with the such agreement. The Confidentiality Agreement will allow the Optionee to engage consultants, who shall also enter into the Confidentiality Agreement, to have access to and work on the data as the Optionee’s assigns. The Optionee shall also have the right to reprocess the data in its ongoing evaluation work.

8. Non-Compete. In order to protect Optionor’s proprietary interest and competitive position in the Napoleonville Field, Optionee agrees that, in the event Optionee does not exercise the option and enter into the Development Agreement, then while and to the extent that the Data remains non-public without any breach of this Agreement or the Confidentiality Agreement by Optionee, Optionee shall not, directly or indirectly, acquire any new oil and gas leases, top lease, or enter into any other transactions to acquire any leasehold interest within the Napoleonville Field without the Optionor’s prior written approval for a period of two (2) years from the Effective Date of this Agreement.

9. Successors and Assigns. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Any such assignment in violation of this Agreement shall be void ab initio. Subject to the foregoing, this Agreement shall extend to and be binding on Optionor and its heirs, successors and/or assigns.

10. Governing Law. This Agreement shall be governed and construed in accordance with and pursuant to the laws of the State of Texas and without regard to choice of law principles; provided, however, that no law, theory or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in the next section herein below, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of a Party. For any dispute that may arise with respect to this Agreement, including its effectiveness or validity, or under this Agreement, including any claim of breach of this Agreement, the Parties hereby irrevocably submit to the jurisdiction of any state or federal court located in Harris County Texas. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

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11. Each Party Responsible for its Own Costs. Each of the parties shall bear all costs and expenses (including the fees and disbursements of legal counsel, brokers, financial and tax advisers, consultants and accountants) incurred in connection with this Agreement. NEITHER PARTY SHALL BE LIABLE IN AN ACTION INITIATED BY ONE AGAINST THE OTHER FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS LICENSE AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED.

12. Entire Agreement. This Agreement, together with the exhibits which incorporated herein and made a part of this Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. This Agreement may only be amended, supplemented or otherwise modified by written agreement between the Parties.

13. No Representations or Warranties. Optioner hereby represents that it has the right and authority to disclose, the Data to Optionee in accordance with this Agreement and the Confidentiality Agreement attached hereto as Exhibit “C". Except for the previously stated representation, there are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties relating to the subject matter hereof except as specifically set forth in this Agreement. FURTHER, OPTIONER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY, ACCURACY AND COMPLETENESS OF THE DATA AND OPTIONEE EXPRESSLY ACKNOWLEDGES THE INHERENT RISK OF ERROR IN THE ACQUISITION, PROCESSING AND INTERPRETATION OF GEOLOGICAL AND GEOPHYSICAL DATA. OPTIONER, ITS AFFILIATED COMPANIES, THEIR OFFICERS, DIRECTORS AND EMPLOYEES SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO THE USE OF OR RELIANCE UPON THE DATA BY THE OPTIONEE (OR ITS REPRESENTATIVES).

14. Conspicuousness. EACH PARTY ACKNOWLEDGES THAT THE PROVISIONS OF THIS LICENSE AGREEMENT THAT USE THE SAME FONT AS THIS SECTION ARE CONSPICUOUS.

15. Preparation of Agreement. Each Party participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement or any part thereof.

16. Own Reliance. Neither of the parties has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

17. Separate Signatures. This Agreement may be signed separately by the Parties and accepted together as if all of the signatures were on the same copy. Each Party Parties warrants to the other Party that its signor of this Agreement has the authority to bind their respective corporate entities to the same. Any .pdf or other electronic transmission of signatures to this Agreement shall, for all purposes, be deemed originals.

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18. No Third-Party Beneficiaries. Except with respect to Wellington Oil and Gas LLC, (“Wellington”) who is the owner of the underlying data and an intended third-party beneficiary solely for the purpose of enforcing the confidentiality and non-disclosure provisions of this Agreement and the Confidentiality Agreement, and obtaining any assignment of the Wellington ORRI and the rights and benefits thereto, this Agreement is for the sole benefit of the Parties hereto and their respective successors and assigns and nothing herein, express or implied, is intended to or shall confer on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. Publicity. All press releases, public announcements, or other publication (each a “Publication”) of any nature whatsoever made by a Party relating to the existence of this Agreement, the content hereof or the transactions contemplated hereby, and the method of release for publication thereof, shall be subject to the prior written consent of the other Party which shall not be unreasonable withheld or delayed; provided, however, the Party wishing to make the Publication shall indemnify, defend, and hold the non-publishing Party harmless from and claims, demands, causes of action, damages and losses (including reasonable attorney’s fees and costs of defense) brought by any third party resulting from such Publication. Notwithstanding the foregoing, a Party may make such disclosures relating to the existence of this Agreement, the content hereof or the transactions contemplated hereby in regulatory or other filings as required by applicable law or regulation, as recommended or advised by legal counsel and/or auditors, and/or as requested or required by regulatory agencies, including, but not limited to, disclosure by the Optionee of the same in its filings with the U.S. Securities and Exchange Commission.

20. No Waivers. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the party to be bound thereby.

21. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect, without amendment.

[Signature Page Follows]

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This Seismic Permit and Option Agreement is executed by the Parties this 20th day of December, 2022, but shall be deemed effective for all purposes as of the Effective Date stated above.

OPTIONOR:	OPTIONEE:

Name: Cruciform Properties LLC	Name: Lafayette Energy Corp
By: /s/ Kyle Long	By: /s/ Michael L. Peterson
Name: Kyle Long	Name: Michael L. Peterson
Title: President	Title: CEO

Address: P.O. Box 10086 College Station, TX, 77842	Address: 383 Corona St. #635 Denver, CO 80218

Email: XXXXXXXXXXXXXX	Email: michael@lafayetteenergycorp.com

Exhibit “A”: Description of Napoleonville Field

Exhibit “B”: Data Rights and Agreement Terms

Exhibit “C”:    Confidentiality Agreement

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EXHIBIT “A”

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Exhibit “B”

Data Rights and Agreement Terms

Data Rights:

i. Right to access and use all Data owned or licensed by Optionor during the Option Period for the sole purpose of allowing Optionee to evaluate potential prospects within the Napoleonville Field in order to determine whether to exercise its option to become a party to a Development Agreement;

ii. If option is not timely exercised, if the Option Payment is not timely made, or if a Development Agreement is not timely entered into by the Parties, Optionee shall immediately return all Data provided by Optionor and destroy all copies, notes, and other reproductions and analysis of the Data, and shall evidence such destruction by an affidavit signed by an officer of Optionee and Optionor and have no further rights to use the Data.

Agreement Terms:

Development Agreement: Agreement to be entered into with respect to the development of oil and gas properties in the 51.996 square miles, more or less Napoleonville Field

Parties: Optionee (the “OPERATING PARTNER”) and Optioner (the “DATA PROVIDER”) and one other third party. OPERATING PARTNER and such third party shall be the before-payout working interest owners subject to DATA PROVIDER’S ORRI and 12.5% Back In After Payout working interest as provided below.

Terms: commercially reasonable industry-standard terms and conditions, including, but not limited to:

i. Subject to the 12.5% Back In After Payout working interest (at Optionor’s election) described below, OPERATING PARTNER shall have the right to acquire no less than a 50% before payout leasehold interest, in any Prospect in the Napoleonville Field, with no more than one additional party holding the right to acquire the balance of the before payout leasehold interest with all parties holding an aggregate right to 100% before payout leasehold interest (the OPERATING PARTNER, together with all other parties, the “Partners”); provided, however, in the event the other participating partner wishes to take less than a 50% before payout leasehold interest in any Prospect, the OPERATING PARTNER shall have the right to acquire the remaining before payout leasehold interest up to 100% of the before payout leasehold interest in the Prospect.

ii. Data Provider shall be entitled to a before payout sliding scale overriding royalty interest (the “ORRI”) burdening in any leasehold interest that have been and/or will be acquired by any of the Partners in a well drilled in a Prospect within the Napoleonville Field, in an amount equal to:

(a) 5% of 8/8ths in all such Leases that are burdened by the lessor’s royalty interests on production equal to or less than 20%; or

(b) 4% of 8/8ths in all such Leases that are burdened by the lessor’s royalty interests on production greater than 20% but less than or equal to 23%; or

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(c) 3% of 8/8ths in all such Leases that are burdened by the lessor’s royalty interests on production greater than 23% but less than or equal to 24%; or

(d) 2% of 8/8ths in all such Leases that are burdened by the lessor’s royalty interests on production greater than 24% but less than or equal to 25%; and

(e) The above sliding scale ORRI shall, at Optionor’s election, be converted to a 12.5% Back In After Pay Out working interest in favor of DATA PROVIDER on a well-by-well basis for all wells drilled within the Napoleonville Field; and

(f) DATA PROVIDER and OPERATING PARTNER acknowledge the obligation to also provide a 1% of 8/8ths overriding royalty interest in all leasehold interest acquired by the Partners to Wellington covering the Napleonville field (which reduce, and be satisfied out of, DATA PROVIDERS before payout sliding scale ORRI).

iii. $75,000 lease bonus paid to DATA PROVIDER upon completion of leasing of acreage comprising each new targeted field as clearly defined and delineated by, and agreed in advance in writing by, the Parties (each a “Prospect”), such lease bonus to be paid proportionate to interest of each of the Partners other than DATA PROVIDER.

iv. $75,000 spud fee paid to DATA PROVIDER on each Prospect’s initial well spud, such spud fee to be paid proportionate to interest of each of the Partners other than DATA PROVIDER.

v. $75,000 discovery fee paid, such discovery fee to be paid proportionate to interest of each of the Partners other than DATA PROVIDER, upon proven discovery of economic oil and gas production in a new Prospect.

vi. DATA PROVIDER shall handle all leasing and bill partners at cost and without mark-up to each accordingly with its contract land group located in Baton Rouge, LA and turn no less than a 73% NRI to the Partners without their prior written consent.

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Exhibit “C”

Form of Confidentiality Agreement

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